SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 6, 2005

aaiPharma Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-21185	04-2687849

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2320 Scientific Park Drive
Wilmington, North Carolina 28405
(Address of Principal Executive Offices)
(Zip Code)

(910) 254-7000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed from last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01. Entry into a Material Definitive Agreement.

Asset Purchase Agreement

     On May 6, 2005, aaiPharma Inc. (the “Company”) and one of its subsidiaries, aaiPharma LLC, entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Xanodyne Pharmaceuticals, Inc. (the “Buyer”) for the sale or license of substantially all of the assets of the Company’s Pharmaceuticals Division. The Purchase Agreement provides that the Buyer will purchase or license, among other things, the following (collectively, the “Pharmaceutical Assets”): (i) substantially all currently marketed pharmaceutical products (including the inventory of such products); (ii) the rights to three “pipeline” products (i.e. products which the Company is currently developing); (iii) the option to purchase certain products being developed or which may be developed in the future by the Company, concerning certain compounds, and (iv) a 50% interest in an additional “pipeline” product. The Purchase Agreement provides that the Buyer will assume all post-closing liabilities of the Company under certain contracts to be transferred to the Buyer and certain transfer taxes.

     In return for the sale of the Pharmaceutical Assets, the Company will receive the following forms of consideration: (i) a closing date cash payment of $170 million, subject to certain closing date adjustments (the “Cash Purchase Price”), (ii) future contingent royalties from the Buyer’s sale of certain of the “pipeline” products; and (iii) if the Buyer exercises the option to purchase certain of the additional products, contingent royalties on those products pursuant to an agreed-upon schedule. The Purchase Agreement provides for a reduction of up to $6 million in the Cash Purchase Price if the closing of the asset sale is not completed within time periods contemplated in the Purchase Agreement, with a $1.5 million reduction in the Cash Purchase Price for every full week after the 90th day after the date on which the Chapter 11 Cases (as defined below) are commenced (the “Filing Date”), with exceptions for any delay related to antitrust regulatory approvals or any delay caused by the Buyer’s breach of a covenant in the Purchase Agreement that would result in an inability to satisfy a condition to closing of the sale.

     The Purchase Agreement provides that upon the closing of the asset sale, (i) the Buyer will pay $2.0 million to an indemnity escrow account, which escrow account will be used, among other things, to fund certain payments that the Buyer may be obligated to pay the Company and (ii) the Buyer will pay $8.0 million (which shall be deducted from the Cash Purchase Price) to an indemnity escrow account, which escrow account will be used, among other things, to fund certain payments that the Company may be obligated to pay to the Buyer. The Company’s indemnification obligations under the Purchase Agreement are limited to the $8.0 million paid to the indemnity escrow account. Funds placed in both indemnity escrow accounts will be reduced by 50% after 6 months, with the remaining balance released after 12 months, subject in each case for retentions relating to any unresolved claims.

     The Purchase Agreement provides that at the closing of the asset sale, the Company and the Buyer will enter into a services agreement pursuant to which the Company will provide certain development and support services to the Buyer on a going-forward basis at the rates set forth in the Purchase Agreement. The Company will also enter into a manufacturing agreement with the Buyer pursuant to which the Company will manufacture certain products for the Buyer.

     The Purchase Agreement is subject to the approval of the Bankruptcy Court (as defined below) and contemplates a period during which other prospective purchasers (each, a “Competing Bidder”) may submit bids to acquire the Pharmaceutical Assets. As required by the Purchase Agreement, the Company filed a motion (the “Bidding Procedures Motion”) with the Bankruptcy Court for an order, among other things, (i) establishing bidding procedures and deadlines for the submission of proposals by Competing Bidders and (ii) obligating the Company to pay to the Buyer $5.25 million (the “Break-Up Fee”) if a sale of any or all of the Purchased Assets to a Competing Bidder is approved by the Bankruptcy Court, if there is a sale or sales of all or a substantial portion of the capital stock of the Company or if the Company consummates a sale or sales of the Pharmaceutical Assets outside the bidding procedures in which the Company receives not less than an aggregate of $75 million in cash and/or fair market value of equity and/or debt securities if the agreement for such sale is entered into on or prior to 12 months after the termination of the Purchase Agreement. Such order also seeks to obligate the Company to pay the Buyer $2.625 million (the “Restructuring Fee”) in the event the Company files with the Bankruptcy Court, or enters into, a recapitalization transaction or a transaction or series of transactions in connection with a liquidation or reorganization or other continuation of the Company’s business relating to some or all of the Pharmaceutical Assets on or prior to 12 months after the termination of the Purchase Agreement and the Break-Up Fee was not previously paid, provided that the Restructuring Fee is not required to be paid until any such transaction is consummated. In addition, the Company would be obligated to pay the Buyer up to $1.5 million to reimburse its reasonable documented expenses with no credit for prior payments made to the Buyer in the event that the Company is required to pay the Break-Up Fee, the Restructuring Fee or the Buyer terminates the Purchase Agreement if the asset sale is not completed within 120 days following the Filing Date or under other specified circumstances.

     The Purchase Agreement provides that the Buyer may terminate the Purchase Agreement if, among other things, the asset sale is not completed by the 120th day following the Filing Date. In addition, the Purchase Agreement provides the Buyer with the right to terminate the Purchase Agreement if it advises the Company at least three business days before the hearing on the Bidding Procedures Motion that it does not have committed financing to fund its obligation to purchase the Pharmaceutical Assets pursuant to the Purchase Agreement. The Chapter 11 Cases were commenced on May 10, 2005 and the hearing on the Bidding Procedures Motion is scheduled for June 3, 2005. The Purchase Agreement also includes other termination provisions customary for agreements for the acquisition of assets of companies in chapter 11 bankruptcy proceedings.

     The Purchase Agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference, and the description of the Purchase Agreement contained herein is qualified in its entirety by the terms of the Purchase Agreement.

Debtor-in-possession Financing Agreement

     On May 12, 2005, the Company and its domestic subsidiaries received interim approval of the Bankruptcy Court for, and entered into, a financing agreement (the “DIP Facilities”) with Silver Point Finance, LLC, as collateral agent, Bank of America, N.A., as a lender and as administrative agent and Sea Pines Funding LLC, TRS Thebe LLC, SIL Loan Funding LLC, SPCP Group LLC, SPF CDO I, LLC and Goldman Sachs Credit Partners, L.P., as lenders. The

DIP Facilities provide a $15 million interim, 30-day revolving credit facility to meet immediate liquidity needs of the Company. Upon final approval of the DIP Facilities by the Bankruptcy Court and the satisfaction of other conditions, the DIP Facilities would consist of a revolving credit facility in an aggregate principal amount not to exceed $30 million and a term loan facility in the aggregate principal amount of $180 million. Each of the lenders party to the DIP Facilities is a lender under the Company’s existing senior credit facilities. Silver Point Finance, LLC currently serves as the collateral agent under the Company’s existing senior credit facilities and Bank of America, N.A. currently serves as a lender and the administrative agent under the Company’s existing senior credit facilities.

     The proceeds of the DIP Facilities, upon final approval by the Bankruptcy Court, would be used to refinance the Company’s obligations under its existing senior credit facilities, pay fees and expenses in connection with the DIP Facilities and fund the Company’s working capital and general corporate requirements while the Chapter 11 Cases are pending. The term loan facility would bear interest at an annual rate of LIBOR plus 8.25% or an annual reference rate plus 7.25%, increasing by 1% three months after a sale of the registrant’s Pharmaceuticals Division or, if earlier, six months after the closing of the interim facility under the DIP Facilities, and then again every three months thereafter. The revolving credit facility bears interest at an annual rate of LIBOR plus 5% or an annual reference rate plus 4%, increasing by 0.5% three months after a sale of the Company’s Pharmaceuticals Division or, if earlier, six months after the closing of the interim facility under the DIP Facilities, and then again every three months thereafter. In addition, the Company is obligated to pay certain fees to the lenders, as described in separate agreements

     The DIP Facilities (other than the interim facility, which matures on June 11, 2005) would, if approved, mature twelve months after closing; however, the Company would be obligated to repay the DIP Facilities earlier upon completion of a plan of reorganization of the Company that had been confirmed by an order of the Bankruptcy Court. The DIP Facilities also require mandatory prepayment with the net cash proceeds of non-ordinary course asset sales, including the proposed sale of the Pharmaceutical Assets, extraordinary receipts and any payments made to the lenders under the Company’s existing credit facility that are required to be disgorged to the Company in the Chapter 11 Cases.

     The covenants under the DIP Facilities are similar to those under the Company’s existing senior credit facilities, with the exception that the DIP Facilities do not contain financial covenants and with changes required for debtor-in-possession financing, including covenants related to cash management and collection of accounts receivable, provision of financial statements, budgets and other financial information (including projections), delivery of notices of defaults, certain FDA violations and other defined adverse events, provision of other information, compliance with laws (including environmental laws), maintenance of existence, inspection and maintenance of properties, maintenance of books and records, maintenance of insurance, maintenance of permits, maintenance of collateral, further assurances with respect to lien and other matters and retention of FTI Consulting, Inc. and Rothschild, Inc. (or other advisors reasonably acceptable to Silver Point). The covenants also include limitations on (i) liens, (ii) indebtedness (including guarantees), (iii) consolidations, mergers and asset dispositions (iv) loans, advances and investments, (v) operating leases and capital expenditures (vi) dividends, stock repurchases and payment of management fees, (vii) transactions with affiliates,

(viii) equity issuances, (ix) amendments to organizational documents, (x) compromises of accounts receivable, (xi) certain ERISA and environmental matters, (xii) amendments to material contracts materially adverse to the lenders, (xiii) accumulation of excess cash, (xiv) certain chapter 11 actions adverse to the lenders and (xv) payment of pre-petition indebtedness and trade payables.

     The covenants also require the Company to meet certain defined sale process targets for the sale of the Company’s pharmaceutical division resulting in a sale of such division by September 30, 2005.

     Events of default under the DIP Facilities include matters similar to those under the Company’s existing senior credit facilities and, in addition, events of default related to (i) deviations from a budget (in excess of negotiated percentages and carryforwards) with respect to total payments and total cash generation(use), (ii) the failure to meet the sale process deadlines related to the proposed sale of the Company’s Pharmaceuticals Division, (iii) the conversion of the Chapter 11 Cases to a chapter 7 case or appointment of a chapter 11 trustee with enlarged powers, (iv) the granting of certain other superpriority administrative expense claims or non-permitted liens or the invalidity of liens securing the DIP Facilities, (v) the stay, amendment or reversal of the Bankruptcy Court orders approving the DIP Facilities, (vi) the confirmation of a plan of reorganization or entry of a Chapter 11 Case dismissal order which does not provide for payment in full of the DIP Facilities or (vii) the granting of relief from the automatic stay to holders of security interests in assets of the Company and its domestic subsidiaries with a book value in excess of a negotiated amount.

     Obligations under the DIP Facilities are secured by:

•	100% of the capital stock of the Company’s domestic subsidiaries;

•	65% of the capital stock of the Company’s first-tier foreign subsidiaries; and

•	All of the Company’s assets and the assets of the Company’s existing and future domestic subsidiaries.

     The obligations under the DIP Facilities are entitled to super-priority administrative expense claim status under the bankruptcy code, subject to the payment of (i) a fee payable to Rothschild Inc. in connection with the sale of the Company’s Pharmaceuticals Division and (ii) a basket of professional fees permitted by the Bankruptcy Court in the Chapter 11 Cases. The DIP Facilities will generally permit the ordinary course payment of professionals and administrative expenses prior to the occurrence of an event of default under the DIP Facilities or a default under the bankruptcy court orders approving the DIP Facilities.

     During the term of the interim facility, the interim facility will receive super-priority administrative claim status and the existing Silver Point facility will retain its first priority position and receive priority administrative expense status to the extent of any diminution in value of the existing Silver Point facility claim in the bankruptcy caused by the priming liens granted in favor of the interim facility.

     Conditions to the final DIP Facilities include, among other matters, (i) approval of the final DIP Facilities by the Bankruptcy Court, (ii) payment of all fees and expenses then due to the agents and lenders and their advisors under the DIP Facilities, (iii) delivery of additional loan documents, including real estate collateral documentation and a foreign pledge agreement, (iv) payment in full of the Company’s existing senior credit facility with the proceeds of the term loan under the DIP Facilities and (v) no material adverse effect since the closing date of the interim DIP Facilities.

     The financing agreement for the DIP Facilities is filed as Exhibit 10.2 hereto and incorporated herein by reference, and the description of the DIP Facilities contained herein is qualified in its entirety by the terms of the financing agreement.

Item 1.03. Bankruptcy or Receivership.

     On May 10, 2005, the Company and its domestic subsidiaries (the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under the provisions of Chapter 11 of the United States Bankruptcy Code (Case Nos. 05-11341 through and including 05-11345 and Case Nos. 05-11347 through and including 05-11350) (collectively, the “Chapter 11 Cases”). The Chapter 11 Cases have been assigned to the Honorable Peter J. Walsh and are being jointly administered. The Debtors will continue to manage their properties and operate their business as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the United States Bankruptcy Code and orders of the Bankruptcy Court.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

     The description of the debtor-in-possession financing set forth in Item 1.01 is incorporated herein by reference.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation

     The filing of the Chapter 11 Cases constituted an event of default under the Company’s existing senior credit facilities. The credit agreement for the existing senior credit facilities provides that as a result of this event of default, all commitments under the existing senior credit facilities were automatically terminated and all debt outstanding under the facilities became automatically and immediately due and payable. In addition, as of the expiration of a forbearance period on May 1, 2005, other events of default existed under the Company’s existing senior credit facilities that would permit the acceleration of the indebtedness thereunder. As of May 10, 2005, the amount of outstanding debt under the existing senior credit facilities was approximately $179.3 million. The filing of the Chapter 11 Cases also constituted an event of default under the Company’s $175 million 11.5% senior subordinated notes due 2010. The indenture governing the notes provides that as a result of this event of default, the outstanding amount of the notes became immediately due and payable without further action by any holder of the notes or the trustee under the indenture. Moreover, acceleration of the debt under the existing senior credit facilities constitutes an event of default with respect to the notes, and the event of default with respect to the notes constitutes an event of default under the existing senior credit facilities. In addition, the failure of the Company to pay the interest payment due on the notes on April 1, 2005 within 30 days thereafter also constituted an event of default under the notes permitting acceleration thereof. However, the Company believes the acceleration of its debt under the existing senior credit facilities and the acceleration of the notes will both be stayed as a result of the filing of the Chapter 11 Cases.

Item 2.05. Costs Associated with Exit or Disposal Activities.

     In October 2004, and in connection with the Company’s restructuring efforts at that time, the Company began exploring the potential sale of some or all of the assets comprising its Pharmaceuticals Division. On May 6, 2005, the Company’s board of directors committed to a plan to dispose of substantially all of the Pharmaceutical Assets and authorized the Company to enter into the Purchase Agreement with the Buyer to effect a sale of those assets. The terms and conditions of the Purchase Agreement are described in Item 1.01 of this Current Report under the heading “Asset Purchase Agreement,” which is incorporated herein by reference. Completion of the sale of the Pharmaceutical Assets is subject to approval by the Bankruptcy Court following a period during which Competing Bidders may submit proposals to acquire these assets. The Company estimates that the sale will be completed toward the end of the second or beginning of the third quarter of the current fiscal year. The Company estimates that it may incur severance costs of up to approximately $1 million in connection with the termination of employees of the Pharmaceuticals Division upon completion of the sale if they are not employed by the Buyer, which it estimates to be the total amount of its exit costs associated with this disposal plan.

Item 4.01. Changes in Registrant’s Certifying Accountant.

     (a) On May 11, 2005, Ernst & Young LLP (“Ernst & Young”) resigned as the Company’s independent registered public accountants by delivering a letter to the Audit Committee of the Board of Directors of the Company confirming that its auditor-client relationship with the Company and the Company’s subsidiaries had ceased.

     In connection with the audits of the financial statements of the Company for the fiscal years ended December 31, 2004 and 2003 and through the date hereof, the Company had no disagreement with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Ernst & Young, would have caused them to make reference to such disagreement in their reports for such periods.

     The audit reports of Ernst & Young on the financial statements of the Company for the fiscal years ended December 31, 2004 and 2003 contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit report of Ernst & Young included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (the “2004 Form 10-K”) with respect to the financial statements included therein included the following paragraph:

“The accompanying financial statements have been prepared assuming that aaiPharma Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and has a significant working capital deficiency. In addition, the Company has not complied with certain covenants of loan agreements with banks and other lenders. These conditions raise substantial doubt about the

Company’s ability to continue as a going concern. Management’s plans as to these matters are also described in Note 1. The 2004 financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.”

     In Ernst & Young’s report, dated April 26, 2005, regarding management’s assessment of the Company’s internal control over financial reporting, Ernst & Young concluded that the Company has not maintained effective internal control over financial reporting as of December 31, 2004 based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Ernst & Young’s report was included in the 2004 Form 10-K. The following material weaknesses in internal control over financial reporting were listed in Ernst & Young’s report:

•	Insufficient controls with respect to recognition of revenue from developmental services contracts for the Company’s development services business. The accounts affected by this material weakness are development services revenue and work-in-process receivables as adjustments were recorded to the Company’s 2004 annual financial statements as a result of our audit;

•	Insufficient controls with respect to accounting for inventory of certain supplies used in its development services business. The accounts affected by this material weakness are inventory and direct costs as adjustments were recorded to the Company’s 2004 annual financial statements as a result of our audit;

•	A combination of control deficiencies relating to the Company’s period end financial statement close process. All accounts are affected by this material weakness as numerous adjustments were recorded to the Company’s 2004 annual financial statements as a result of our audit;

•	A combination of control deficiencies relating to the Company’s accounting for income taxes. This material weakness affected the following tax accounts: income tax expense, the related income tax accruals and current and non-current deferred tax assets and liabilities, as adjustments were recorded to the Company’s 2004 annual financial statements as a result of our audit;

•	Insufficient controls related to the Company’s pharmaceutical division’s process of recording adjustments to revenue, including reserving for product returns. This material weakness affects accounts receivable reserve accounts and product sales revenue, as adjustments were recorded to the Company’s 2004 annual financial statements and September 30, 2004 interim financial results as a result of our audit; and

•	Insufficient controls related to the Company’s analysis for impairment of intangible assets. This material weakness affects intangible assets and amortization expense, as adjustments were recorded to the Company’s 2004 annual financial statements as a result of our audit.

     In addition, in April 2004, in connection with their audit of the Company’s consolidated financial statements for the year ended December 31, 2003, Ernst & Young identified and communicated to the Company two “material weaknesses” (as defined under standards established by the American Institute of Certified Public Accountants) relating to the Company’s accounting and public financial reporting of significant matters and to its initial recording and management review and oversight of certain accounting matters. The material weaknesses were with respect to the calculation and procedures for the analysis of revenue reserves for product sales and lack of procedures for timely communications from the Legal Department and operating divisions to the Finance Department impairing the ability to properly evaluate the accounting treatment for certain transactions the Company had entered into and assess the impact of such transactions in a timely manner. The Company included disclosure of the foregoing in its Annual Report on Form 10-K for the year ended December 31, 2003.

     Ernst & Young was provided a copy of the above disclosures and was requested to furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. A letter from Ernst & Young to the Securities and Exchange Commission dated May 12, 2005 is filed as Exhibit 16 to this Current Report on Form 8-K.

Item 7.01 Regulation F-D Disclosure.

     On May 10, 2005, the Company issued a press release summarizing certain of the matters discussed above. A copy of the press release is furnished as Exhibit 99 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits

Exhibit 10.1	Asset Purchase Agreement between Xanodyne Pharmaceuticals, Inc., aaiPharma Inc. and aaiPharma LLC dated as of May 6, 2005

Exhibit 10.2	Financing Agreement, dated as of May 12, 2005, by and among aaiPharma Inc., Applied Analytical Industries Learning Center, Inc., AAI Technologies, Inc., AAI Properties, Inc., AAI Japan, Inc., Kansas City Analytical Services, Inc., AAI Development Services, Inc., aaiPharma LLC, AAI Development Services, Inc., the financial institutions from time to time party thereto, Silver Point Finance, LLC, as collateral agent for the lenders, and Bank of America, as administrative agent for the lenders

Exhibit 16	Letter from Ernst & Young LLP to the Securities and Exchange Commission dated May 12, 2005

Exhibit 99.1	Press release of aaiPharma Inc. dated May 10, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2005

aaiPharma Inc.
By:	/s/ Matthew E. Czajkowski
Matthew E. Czajkowski, Chief Administrative Officer and Chief Financial Officer

Exhibit Index

Exhibit	Description
Exhibit 10.1	Asset Purchase Agreement between Xanodyne Pharmaceuticals, Inc., aaiPharma Inc. and aaiPharma LLC dated as of May 6, 2005

Exhibit 10.2	Financing Agreement, dated as of May 12, 2005, by and among aaiPharma Inc., Applied Analytical Industries Learning Center, Inc., AAI Technologies, Inc., AAI Properties, Inc., AAI Japan, Inc., Kansas City Analytical Services, Inc., AAI Development Services, Inc., aaiPharma LLC, AAI Development Services, Inc., the financial institutions from time to time party thereto, Silver Point Finance, LLC, as collateral agent for the lenders, and Bank of America, as administrative agent for the lenders

Exhibit 16	Letter from Ernst & Young LLP to the Securities and Exchange Commission dated May 12, 2005

Exhibit 99.1	Press release of aaiPharma Inc. dated May 10, 2005